EXHIBIT 2

                  ESCROW AGREEMENT (this "Agreement") dated as of February --, 1997, by and among Refrigeration Technology Inc., a Delaware corporation ("RefTech"), Quality Air, Inc., a New Mexico corporation ("QAI"), Margie J. Bacchus, Philis Bacchus, Rick E. Bacchus, Rockney D. Bacchus, Ron Bacchus and Opal Simmons (each a "Principal" and collectively, the "Principals"), and the Escrow Agent named herein.

                                    Recitals
                                    --------

                  RefTech, QAI and the Principals have entered into an Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"), which provides for the acquisition by RefTech of the business and substantially all of the assets of QAI. Capitalized terms used in this Agreement, and not otherwise defined herein, have the meanings defined in the Acquisition Agreement. It is the intention of the parties that if the Closing does not take place, this Agreement, and all obligations and rights of each party hereunder, shall immediately terminate as if this Agreement had never been entered into.

                  The Acquisition Agreement provides that (i) 50,000 shares of Common Stock, which are part of the Exchange Consideration, be deposited in escrow at the Closing under this Agreement, and (ii) any Earn-Out Shares subsequently delivered by RefTech after the Closing, if delivered prior to the time that this Agreement has been terminated in accordance with its terms, likewise be deposited in escrow under this Agreement (all such shares so deposited being the "Escrow Shares"), to secure certain obligations of QAI and the Principals under the Acquisition Agreement, on the terms and conditions set forth therein and herein. The Escrow Shares, together with all stock powers related thereto, are collectively the "Escrow Deposit".

                  The Acquisition Agreement provides for the complete liquidation of QAI and the distribution of its assets, including its interest in the Escrow Shares, to certain or all of the Principals (the "Liquidation").

                  The parties desire to establish the terms and conditions pursuant to which the Escrow Deposit will be held and disbursed by the Escrow Agent.

                  NOW, THEREFORE, in consideration of the premises and in reliance upon the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows:

                  1. ADMINISTRATION. For the purposes of this Agreement, the Principals have agreed that the Notice Agent shall represent them and QAI, and that they and QAI shall be irrevocably bound by any action of, or notice given by, the Notice Agent. QAI and the Principals hereby initially designate Rick E. Bacchus as the "Notice Agent". The Notice Agent shall have the right to appoint a substitute Notice Agent, on notice to each of the other parties to this Agreement. The Principals shall have the right to replace the Notice Agent by giving like notice signed by all of the Principals.

                  2.   ESCROW.

                  2.1 ESCROW. The Escrow Deposit will be held in escrow by Warshaw Burstein Cohen Schlesinger & Kuh, LLP (the "Escrow Agent"), with an office at 555 Fifth Avenue, New York, New York 10017, as collateral for the obligations of QAI and the Principals under Article X of the Acquisition Agreement, subject only to release pursuant to the terms of this Agreement. The Escrow

Agent agrees to accept delivery of the Escrow Deposit, and to hold the Escrow Deposit in escrow subject to the terms and conditions of this Agreement.

                  2.2 DELIVERY AT THE CLOSING. At the Closing, the Escrow Shares being delivered at the Closing will be delivered by QAI to the Escrow Agent, together with a stock power duly executed in blank by QAI, sufficient in form to permit the transfer of the Escrow Shares upon delivery.

                  2.3 LIQUIDATION OF QAI. The Notice Agent shall give prompt notice of the Liquidation to RefTech and the Escrow Agent, as provided for in
Section 4.6 of the Acquisition Agreement (the "Liquidation Notice"). The copy of the Liquidation Notice sent to the Escrow Agent shall be accompanied by separate stock powers, duly executed in blank by each Principal being distributed Escrow Shares by QAI, sufficient in form to permit the transfer of the Escrow Shares upon delivery. Such stock powers shall be part of the Escrow Deposit. Upon receipt of the Liquidation Notice, the Escrow Agent shall deliver the stock certificate evidencing the Escrow Shares deposited under this Agreement to RefTech, for the sole purpose of reflecting the change in record ownership of such Escrow Shares. RTI, by its execution of this Agreement, agrees to issue certificates to each of the Principals as provided in the Liquidation Notice and to deliver such reissued certificates to the Escrow Agent.

                  2.4 CLAIMS. In the event that RefTech or RTI believes that it may be entitled to indemnification as provided in Article X of the Acquisition Agreement, notice thereof may be given to the Escrow Agent (a "Pending Claim Notice", provided evidence is delivered to the Escrow Agent that a copy thereof has been delivered to the Notice Agent). In the event that RefTech or RTI becomes entitled to indemnification as provided in such Article X, then upon determination thereof (a "Claim Amount"), RefTech and/or RTI, as is applicable, shall give the Notice Agent and the Escrow Agent notice thereof (a "Notice of Claim"). Unless RefTech or RTI, as the case may be, shall have received payment in the full amount of the Claim Amount within thirty (30) days of its giving such Notice of Claim, it shall give further notice to the Escrow Agent (with evidence that such notice has been delivered to the Notice Agent) that it is entitled to indemnification, in which event fifteen (15) days thereafter the Escrow Agent shall cause to be delivered to RefTech or to RTI, out of the Escrow Deposit, such number of Escrow Shares as when multiplied by their market value per share, as herein determined, equals the Claim Amount. For the purposes of this Section, "market value" means the average closing price of the Common Stock as quoted on NASDAQ or any national securities exchange on which the Common Stock may then be traded during the thirty (30) day period immediately prior to delivery of such Notice of Claim to the Escrow Agent, and if at such time the Common Stock is not so traded then at the most recent ask price as quoted by the National Quotation Bureau, Inc., (or successor organization performing a similar reporting function).

                  2.5 PENDING CLAIM NOTICE. Each Pending Claim Notice shall contain the following information, to the extent it is reasonably available to RefTech or RTI: (i) RefTech's or RTI's good faith estimate of the reasonably foreseeable maximum amount of the Claim Amount; and (ii) a brief description in reasonable detail of the facts, circumstances or events giving rise to the Claim Amount.

                  2.6 NOTICE OF CLAIM. Each Notice of Claim shall contain the following information: (i) the Claim Amount; and (ii) a brief description of the facts, circumstances or events giving rise to the Claim Amount.

                  2.7 TERMINATION OF ESCROW. Within thirty (30) days after receiving notice from the Notice Agent (with evidence that a copy thereof has been delivered to RefTech and RTI), given on or after the second anniversary of the date hereof, the Escrow Agent shall deliver to the Notice Agent any Escrow Shares then held by it (other than any Escrow Shares the Escrow Agent reasonably


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

believes [which belief may be based solely upon a written statement of RefTech or RTI, a copy of which has been delivered to the Notice Agent] may be needed to satisfy a then outstanding Claim Amount which has not yet been fully satisfied and any pending Claim Amount referred to in a then outstanding Pending Claim Notice); provided that the Escrow Agent shall deliver any remaining Escrow Shares then held by it six (6) months thereafter, unless there is then pending an arbitration with respect thereto under Section 12.5 of the Acquisition Agreement, or a dispute under Section 3, in which event the Escrow Agent may continue to hold such Escrow Shares until conclusion of such arbitration. In all other cases, the Escrow Agent shall deliver to RefTech, QAI and/or the Principals, as the case may be, the certificates (and the related executed stock powers) representing the Escrow Deposit as set forth in joint instructions, or separate instructions of like effect, signed and delivered by RefTech and the Notice Agent.

                  2.8 DIVIDENDS AND VOTING. Until termination of escrow, all dividends on the Escrow Shares shall be retained by the Escrow Agent as part of the Escrow Deposit. Until the Escrow Deposit is released from escrow, QAI, and upon the Liquidation the Principals, shall be entitled to vote the Escrow Shares.

                  2.9 STOCK POWERS. QAI and each of the Principals shall, from time to time, at the request of RefTech, furnish the Escrow Agent with stock powers in blank that will allow the Escrow Agent to perform its obligations hereunder. QAI and each of the Principals hereby appoints RefTech as its attorney-in-fact to execute appropriate stock powers on its behalf in the event that they, or any one of them, does not comply with RefTech's reasonable request to furnish stock powers to the Escrow Agent. Such power of attorney may not be revoked as long as this Agreement remains in effect. All such stock powers shall be part of the Escrow Deposit.

                  2.10 NO ENCUMBRANCE. No interest in the Escrow Deposit, or any beneficial interest therein, may be pledged, sold, assigned or transferred, other than by operation of law, by any party hereto or their respective successors and permitted assigns, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such person, as long as this Agreement remains in effect.

                  3. RESOLUTION OF DISPUTES. In the event of any dispute concerning or arising out of this Agreement, the parties in good faith shall attempt to resolve the same. In the event that the parties, despite their good faith efforts cannot resolve the dispute, then any of such parties may demand arbitration of the dispute as provided in Section 12.5 of the Acquisition Agreement, unless the Claim Amount is at issue in pending or threatened litigation with a third party, in which event arbitration with respect thereto may not be commenced until such amount is ascertained or both RefTech and the Notice Agent agree to arbitration. The non-prevailing parties to an arbitration hereunder shall pay their own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association and the expenses (including, without limitation, attorneys' fees and costs) incurred by the other parties to the arbitration. Unless the Escrow Agent is determined to be at fault by the arbitration, the Escrow Agent shall have a claim against the Escrow Deposit for all of its expenses therein or arising in connection therewith.

                  4.  LIMITATION OF ESCROW AGENT'S LIABILITY.

                  4.1 LIMITATION. The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement or any agreement amendatory or supplemental hereto. In all questions arising under this Agreement, the Escrow Agent may rely on the advice or opinion of legal counsel, and for anything done, omitted or suffered in good faith by the


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



Escrow Agent based on such advice or opinion, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

                  4.2 CONFLICTING DEMANDS. In the event that conflicting demands are made upon, or conflicting notices are received by, the Escrow Agent, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: (i) resign so that a successor can be appointed pursuant to Section 8, or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate their several claims and rights among themselves. In the event that such an interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, the Escrow Agent will have a priority claim against the Escrow Deposit for all costs, expenses and reasonable attorneys' fees and expenses expended or incurred by the Escrow Agent under this Agreement and pursuant to the exercise of the Escrow Agent's rights under this Section, and the other parties to this Agreement, jointly and severally, shall be personally responsible for payment of all such costs, expenses and fees.

                  4.3 INDEMNIFICATION IN FAVOR OF ESCROW AGENT. In consideration of the Escrow Agent's acceptance of its appointment as escrow agent hereunder, the other parties hereto, jointly and severally, agree to (i) indemnify the Escrow Agent, and hold the Escrow Agent harmless from, any liability incurred by it to any person, firm or corporation by reason of its having accepted its appointment and in carrying out any of the terms of this Agreement, and (ii) reimburse the Escrow Agent for all its costs and expenses, including, but not limited to, reasonable attorneys' fees and expenses, incurred by reason of any matter as to which an indemnity is paid; provided that no indemnity shall be paid by reason of the Escrow Agent's gross negligence or willful misconduct.

                  4.4    ESCROW AGENT'S RESPONSIBILITIES

                         4.4.1 The Escrow Agent shall be under no  obligation to
deliver any instrument or documents to a court or arbitrator or to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or proceeding which, in the Escrow Agent's opinion, would or might involve it in any cost, expense, loss or liability unless, as often as the Escrow Agent may require, the Escrow Agent is furnished with security and indemnity reasonably satisfactory to it against all such costs, expenses, losses or liability.

                         4.4.2 The Escrow Agent's obligations hereunder shall be
as a depository only, and the Escrow Agent shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any notice, written instructions or other instrument furnished to it or deposited with it, or for the form of execution of any thereof, or for the identity, authority or rights of any person executing, furnishing or depositing the same, except to the extent of its gross negligence or willful misconduct.

                         4.4.3 The  Escrow  Agent  shall not have any  duties or
responsibilities except those set forth in this Agreement, and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document reasonably believed by it to be genuine, and the Escrow Agent may presume that any person purporting to give any notice or advice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

                         4.4.4 The Escrow  Agent  shall be  entitled  to consult
with counsel in connection with its duties hereunder.

                         4.4.5 The  Escrow  Agent has  executed  this  Agreement
solely to confirm that Escrow Agent will hold the Escrow Deposit in escrow pursuant to the provisions of this Agreement.


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




                         4.4.6  QAI  and the  Principals  acknowledge  that  the
Escrow Agent has been, and may continue to be, counsel to RefTech and RTI. QAI and the Principals waive any objections to the Escrow Agent serving in the capacity of escrow agent hereunder and waive any objection to the Escrow Agent continuing to serve as counsel to RefTech and RTI, and their respective affiliates, including with respect to a dispute with QAI and/or the Principals; provided that such dispute does not involve this Agreement (unless prior to such representation the Escrow Agent resigns from acting as escrow agent under this Agreement).

                  5. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given and duly received on the earlier of (i) when actually received or when receipt is refused, or (ii) five days after being mailed by United States first class, registered or certified mail, return receipt requested, postage prepaid, addressed to the party at the following addresses or to such other address as any party shall hereafter specify by notice to the other parties; provided that notices and other communications to the Escrow Agent, and notices of change of address, shall be deemed to have been duly given and duly received only upon actual receipt:

         If to RefTech, to:       RTI Inc.
                                  c/o Mr. Theo W. Muller
                                  20 Peach Hill Road
                                  Darien, Connecticut 06820

           with a copy to:         Warshaw Burstein Cohen Schlesinger & Kuh, LLP
                                   555 Fifth Avenue
                                   New York, New York 10017
                                   Attention: Arthur A. Katz, Esq.

If to QAI or the Principals, to:   Rick E. Bacchus
                                   Quality Air, Inc.
                                   301 Antone Street
                                   Sunland Park, New Mexico 88063

   If to the Escrow Agent, to:     Warshaw Burstein Cohen Schlesinger & Kuh, LLP
                                   555 Fifth Avenue
                                   New York, New York 10017
                                   Attention:  Arthur A. Katz, Esq.

                  6.  GENERAL.

                  6.1 FURTHER ASSURANCES. The parties shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  6.2 SURVIVAL OF REPRESENTATIONS AND COVENANTS. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, notwithstanding any investigation at any time made by or on behalf of any party or parties hereto.

                  6.3 ENTIRE AGREEMENT. This Agreement, together with the Acquisition Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements,


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understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof.

                  6.4 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall (i) confer on any person other than the parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or
(ii) constitute the parties partners or participants in a joint venture.

                  6.5 ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of all of the other parties.

                  6.6 SECTION AND OTHER HEADINGS. The Section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

                  6.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  6.8 SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

                  6.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly therein.

                  6.10 WAIVERS. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

                  7. EXPENSES OF ESCROW AGENT. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid by RefTech upon receipt of a written invoice by the Escrow Agent. Any fees, including but not limited to, attorneys' fees (either paid to retained attorneys or amounts representing the value of legal services rendered to itself based upon its standard hourly rates) or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Deposit or the validity of a Notice of Claim, will be a priority charge upon the Escrow Deposit and will be the joint and several responsibility of the other parties hereto, except as otherwise provided herein.

                  8. SUCCESSOR ESCROW AGENT. In the event that the Escrow Agent becomes unavailable or unwilling to continue in its capacity hereunder, the Escrow Agent may resign and shall be discharged from its duties and further obligations hereunder by giving written notice of resignation to RefTech and the Notice Agent, specifying the date, not less than thirty (30) days thereafter, when such resignation will take effect; whereupon RefTech and the Notice Agent shall attempt to agree on a successor escrow agent prior to the expiration of such thirty (30) day period and shall give written notice to the Escrow Agent of such designated successor. The Escrow Agent will promptly deliver the Escrow Deposit at such time to such designated successor. In the event that no successor escrow agent is appointed as provided in this Section, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent.

                  9. AMENDMENT. This Agreement may be amended with the written consent of RefTech, the Escrow Agent and the Notice Agent, provided that if the Escrow Agent does not agree to such amendment, then RefTech and the Notice Agent may appoint a successor escrow agent as provided in Section 8.

                  10. MISCELLANEOUS. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys.

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

                  IN WITNESS WHEREOF, QAI and RefTech have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized and each of the Principals have executed this Agreement as of the date first above written.

QUALITY AIR, INC.                           REFRIGERATION TECHNOLOGY INC.


By:/s/ Rick E. Bacchus                      By:/s/ Theo W. Muller
   ----------------------                      -----------------------
       Rick E. Bacchus                             Theo W. Muller
       President                                   Sole Director


  /s/  Rick E. Bacchus                         /s/  Margie J. Bacchus
  -----------------------                      -----------------------
       Rick E. Bacchus                              Margie J. Bacchus


  /s/  Rockney D. Bacchus                      /s/   Philis Bacchus
 ------------------------                      -----------------------
       Rockney D. Bacchus                            Philis Bacchus


  /s/  Ron Bacchus                             /s/    Opal Simmons
-------------------------                      -----------------------
       Ron Bacchus                                    Opal Simmons


Agreed to with respect to Section 2.3 only.

RTI INC.


By: /s/ Theo W. Muller,
   ------------------------------
        Theo W. Muller, President


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